Exhibit 99.1

Mark Erwin Continental Airlines Tel 713 324 5000

Senior Vice President Asia/Pacific and Corporate Development 1600 Smith Street HQSCD Fax 713 324 3075

Telephone: 713-324-8601 Houston TX 77002

Fax: 713-324-3099

E-Mail: Mark.Erwin@coair.com

December 28, 2005

Mr. Jim Ream

Chief Executive Officer

ExpressJet Holdings, Inc.

1600 Smith Street, HQSCE

Houston, TX 77002

Dear Jim:

I'd like to thank you and your team for the time and effort recently spent discussing a modification and extension of the capacity purchase agreement between Continental and ExpressJet to bring it more in line with current market rates. We appreciate the job you and your team do every day to provide clean, safe and reliable regional jet service to our passengers.

When we entered into our agreement with ExpressJet at the beginning of 2001, the rates in the contract reflected market conditions at the time; however, times have changed. As low cost carriers have expanded their service, and as four of the top six network carriers have entered bankruptcy and lowered their costs, the rates that the market will pay for regional jet services are declining rapidly. In addition, the erosion of domestic yields, the introduction of new larger regional jets, and high fuel prices have put immense pressure on airline costs.

We regret that we were unable to reach a long-term agreement at more competitive rates. As you are aware, we have challenged every area of our business and taken painful actions to reduce costs, and we must begin to take action to achieve competitive rates for our regional jet capacity. Accordingly, this letter will serve as notice, pursuant to Section 2.02 of the Amended and Restated Capacity Purchase Agreement, dated April 17, 2002, as amended, among Continental Airlines, Inc., ExpressJet, ExpressJet Holdings, Inc. and XJT Holdings, Inc. (the "Agreement"), of withdrawal of 69 Covered Aircraft from the capacity purchase provisions of the Agreement effective December 28, 2006. The Early Withdrawal Schedule, which specifies the number and type of Covered Aircraft to be withdrawn by month, is attached as required by the Agreement. This action will permit us to be in a position to solicit bids from other operators who could begin to provide regional jet service to us beginning in January, 2007.

We value our relationship with you and your team. We must, however, begin to bring our payments for regional jet capacity in line with the new lower prices dictated by the changed competitive environment.

Sincerely,

/s/ Mark Erwin

Mark Erwin

cc: Fred Cromer

AC Withdrawal Schedule

Withdrawal Date		AC Withdrawn	XR's	LR's

Thursday, December 28, 2006		2	1	1
Tuesday, January 02, 2007		2	1	1
Tuesday, January 09, 2007		2	1	1
Tuesday, January 16, 2007		2	1	1
Tuesday, January 23, 2007		2	1	1
Tuesday, January 30, 2007		2	1	1
Tuesday, February 06, 2007		3	2	1
Tuesday, February 13, 2007		3	2	1
Tuesday, February 20, 2007		3	2	1
Tuesday, February 27, 2007		3	2	1
Tuesday, March 06, 2007		3	2	1
Tuesday, March 13, 2007		3	2	1
Tuesday, March 20, 2007		3	2	1
Tuesday, March 27, 2007		3	2	1
Tuesday, April 03, 2007		3	2	1
Tuesday, April 10, 2007		3	2	1
Tuesday, April 17, 2007		3	2	1
Tuesday, April 24, 2007		3	2	1
Tuesday, May 01, 2007		3	2	1
Tuesday, May 08, 2007		3	2	1
Tuesday, May 15, 2007		3	2	1
Tuesday, May 22, 2007		3	2	1
Tuesday, May 29, 2007		3	2	1
Tuesday, June 05, 2007		3	2	1
Tuesday, June 12, 2007		3	2	1

	Total:	69	44	25